SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 1 and Restatement)*



                                  ViaSoft, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92552U10
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 20 Pages
                       Exhibit Index Contained on Page 19

------------------------------                     -----------------------------
CUSIP NO. 92552U10                    13 G               Page 2 of 20 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Technology Ventures Investors - 3, L.P. ("TVI-3")
                     Tax ID Number:    94-2944879
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a)      |_|     (b)      |X|

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            California limited partnership

--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY                      0 shares.
          OWNED BY EACH            ---------------------------------------------
            REPORTING               6        SHARED VOTING POWER
             PERSON
              WITH                            0 shares.
                                   ---------------------------------------------

                                    7        SOLE DISPOSITIVE POWER

                                             0 shares.
                                   ---------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                       0 shares

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                  |_|

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.00%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                    PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP NO. 92552U10                   13 G               Page 3 of 20 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Management - 3, L.P. ("TVIM-3")
                     Tax ID Number:    94-2944878
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            California limited partnership

--------------------------------------------------------------------------------
        NUMBER OF SHARES            5        SOLE VOTING POWER
          BENEFICIALLY                       0 shares.
         OWNED BY EACH
           REPORTING
            PERSON
             WITH
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         0 shares

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                   |_|

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            0.00%

--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                    PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP NO. 92552U10                   13 G                Page 4 of 20 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Technology Ventures Investors - 4, L.P. ("TVI-4")
                     Tax ID Number:    94-3088804

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership

--------------------------------------------------------------------------------

         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY                      0 shares.
          OWNED BY EACH
            REPORTING
              PERSON
               WITH
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.

                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.

                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.

--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          0 shares

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                    |_|

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.00%

--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                         PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP NO. 92552U10                   13 G                Page 5 of 20 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Partners - 4, L.P. ("TVIP-4")
                     Tax ID Number:    94-3084677

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a)      |_|     (b)      |X|

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership

--------------------------------------------------------------------------------

                                    5        SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY                      0 shares.
           OWNED BY EACH
            REPORTING
              PERSON
               WITH                 --------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.

                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.

                                    --------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.

--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         0 shares

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                    |_|

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.00%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                        PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP NO. 92552U10                   13 G                 Page 6 of 20 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4, L.P. ("TVIA-4")
                     Tax ID Number:    94-3154357

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership

--------------------------------------------------------------------------------

                                    5        SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY                      0 shares.
          OWNED BY EACH
            REPORTING
              PERSON
               WITH
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.

                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.

                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.

--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                        0 shares
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                   |_|
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0.00%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                       PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP NO. 92552U10                   13 G                Page 7 of 20 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4 1988, L.P. ("TVIA-4 1988")
                     Tax ID Number:    94-3084676

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership

--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY                      0 shares.
          OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                  ----------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.

                                  ----------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.

                                  ----------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         0 shares.

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                    |_|

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.00%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                        PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                       ----------------------------
CUSIP NO.92552U10                     13 G                Page 8 of 20 Pages
-----------------------------                       ----------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PESONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Management - 4, L.P. ("TVIM-4")
                     Tax ID Number:    94-3088676

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership

--------------------------------------------------------------------------------
       NUMBER OF SHARES         5      SOLE VOTING POWER
         BENEFICIALLY
        OWNED BY EACH                  0 shares
          REPORTING
         PERSON WITH
                                ------------------------------------------------
                                6      SHARED VOTING POWER
                                       0 shares.

                                ------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                       0 shares

                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       0 shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         0 shares

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                    |_|
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            0.00%

--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                    PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                       ----------------------------
CUSIP NO. 92552U10                    13 G               Page 9 of 20 Pages
-----------------------------                       ----------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Robert C. Kagle ("Kagle")
                     Tax ID Number:    ###-##-####

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

--------------------------------------------------------------------------------
       NUMBER OF SHARES         5    SOLE VOTING POWER
        BENEFICIALLY                 76,946 shares, of which 26,668 are issuable
       OWNED BY EACH                 upon the exercise of a stock option.
      REPORTING PERSON
            WITH
                                ------------------------------------------------
                                6    SHARED VOTING POWER
                                     0 shares.

                                ------------------------------------------------
                                7    SOLE DISPOSITIVE POWER
                                     76,946 shares, of which 26,668 are issuable upon the exercise of a stock option.

                                ------------------------------------------------
                                8    SHARED DISPOSITIVE POWER
                                     0 shares.

--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                     76,946 shares

--------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
10          EXCLUDES CERTAIN SHARES*                                  |_|

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           0.45%

--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                  IN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                       ----------------------------
CUSIP NO. 92552U10                    13 G               Page 10 of 20 Pages
-----------------------------                       ----------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David F. Marquardt ("Marquardt")
                     Tax ID Number:    ###-##-####

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------

      NUMBER OF SHARES        5   SOLE VOTING POWER
        BENEFICIALLY              19,000 shares
       OWNED BY EACH
         REPORTING
        PERSON WITH
                              --------------------------------------------------
                              6   SHARED VOTING POWER
                                  0 shares.

                              --------------------------------------------------
                              7   SOLE DISPOSITIVE POWER
                                  19,000 shares

                              --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER
                                  0 shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                     19,000 shares

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                  |_|

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          0.11%

--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                 IN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP NO. 92552U10                   13 G              Page 11 of 20 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Burton J. McMurtry ("McMurtry")
                     Tax ID Number:    ###-##-####

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)      |_|     (b)      |X|

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

--------------------------------------------------------------------------------
         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY                      25,890 shares
          OWNED BY EACH
            REPORTING
           PERSON WITH
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.

                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             25,890 shares

                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.

--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                    25,890 shares

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                  |_|

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          0.15%

--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                  IN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP NO. 92552U10                   13 G               Page 12 of 20 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mark G. Wilson ("Wilson")
                     Tax ID Number:    ###-##-####

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a)      |_|     (b)      |X|
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

--------------------------------------------------------------------------------

         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
             PERSON
              WITH                           0 Shares
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.

                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares

                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.

--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          0 shares

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                    |_|

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        0.00%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                         IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 92552U10                    13 G               Page 13 of 20 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     John R. Johnston ("Johnston")
                     Tax ID Number:    ###-##-####

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a)      |_|     (b)      |X|

--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

--------------------------------------------------------------------------------

         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
              PERSON
               WITH                          0 Shares

                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.

                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares

                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                        0 shares

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                   |_|

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.00%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                        IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 20 Pages

                  This statement amends and restates the Statement on Schedule 13(G) (the "Original Statement") filed by Technology Venture Investors-3, L.P., a California limited partnership ("TVI-3"), TVI Management-3, L.P., a California limited partnership ("TIM-3"), Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI
                  Affiliates-4 1988, L.P., a Delaware limited partnership ("TVIA-4 1988"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark
                  G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."



ITEM 1(a).        NAME OF ISSUER:
                  ---------------
                  ViaSoft Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  3033 N. 44th Street
                  Phoenix, AZ  85018

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed by Technology Venture Investors-3, L.P., a California limited partnership ("TVI-3"), TVI Management-3, L.P., a California limited partnership ("TIM-3"), Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI
                  Affiliates-4 1988, L.P., a Delaware limited partnership ("TVIA-4 1988"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark
                  G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-3 is the general partner of TVI-3, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TVI-3. Kagle,
                  Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-3, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-3 and TVIM-3.

                                                             Page 15 of 20 Pages

                  TVIM-4 is the general partner of TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by. by TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal office for each of the Reporting Persons is:

                  Technology Venture Investors
                  2480 Sand Hill Road
                  Suite 101
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  TVI-3 and TVIM-3 are California limited partnerships, TVI-4, TVIM-4, TVIP-4, TVIA-4 and TVIA-4 1988 are Delaware limited partnerships, and Kagle, Marquardt, McMurtry, Wilson and Johnston are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 92552U10

ITEM 3.           Not Applicable
                  --------------

                                                             Page 16 of 20 Pages

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                        (a)     Amount beneficially owned:
                                --------------------------

                                See Row 9 of  cover  page for each  Reporting
                                Person.

                        (b)     Percent of Class:
                                -----------------

                                See Row 11 of cover page for each Reporting Person.

                        (c)     Number of shares as to which such person has:


                                    (i)     Sole power to vote or to  direct the
                                            vote:

                                            See Row  5  of  cover  page for each
                                            Reporting Person.

                                    (ii)    Shared power to vote  or  to  direct
                                            the vote:

                                            See Row 6 of  cover  page  for  each
                                            Reporting Person.

                                    (iii)   Sole  power to dispose  or to direct
                                            the disposition of:

                                            See Row 7  of  cover  page  for each
                                            Reporting Person.

                                    (iv)    Shared power to dispose or to direct
                                            the disposition of:

                                            See Row  8 of  cover  page  for each
                                            Reporting Person.

                                                             Page 17 of 20 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:                    [X]

ITEM 6.           OWNERSHIP  OF  MORE  THAN  FIVE PERCENT  ON  BEHALF OF ANOTHER
                  --------------------------------------------------------------
                  PERSON:
                  -------

                  Not applicable

ITEM 7.           IDENTIFICATION AND  CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED ON  BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ----------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION:
                  --------------

                  Not applicable.

                                                             Page 18 of 20 Pages

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997


                                          /s/ Mark G. Wilson
                                          --------------------------------------
                                          Mark G.  Wilson,  on  behalf of TVIM-3
                                          and  TVIM-4  in  his   capacity  as  a
                                          general partner thereof,  on behalf of
                                          TVI-3,  in his  capacity  as a general
                                          partner   of  TVIM  3,  which  is  the
                                          general partner of TVI-3, on behalf of
                                          TVI-4,  in his  capacity  as a general
                                          partner  of   TVIM-4,   which  is  the
                                          general partner of TVI-4, on behalf of
                                          TVIP-4,  in his  capacity as a general
                                          partner  of   TVIM-4,   which  is  the
                                          general  partner of TVIP-4,  on behalf
                                          of  TVIA-4,   in  his  capacity  as  a
                                          general  partner of  TVIM-4,  which is
                                          the general partner of TVIA-4,  and on
                                          behalf of TVIA-4 1988, in his capacity
                                          as a general partner of TVIM-4,  which
                                          is the general partner of TVIA-4 1988.




/s/ Robert C. Kagle                       /s/ Mark G. Wilson
-------------------------                 ------------------------------
ROBERT C. KAGLE                           MARK G. WILSON


/s/ David F. Marquardt                    /s/ John R. Johnston
-------------------------                 ------------------------------
DAVID F. MARQUARDT                        JOHN R. JOHNSTON


/s/ Burton J. McMurtry
-------------------------
BURTON J. MCMURTRY

                                                             Page 19 of 20 Pages



                                  EXHIBIT INDEX
                                  -------------


                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------

Exhibit A:  Agreement of Joint Filing                                20

                                                             Page 20 of 20 Pages




                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Viasoft, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 13, 1996


                                          /s/ Mark G. Wilson

                                          Mark G.  Wilson,  on  behalf of TVIM-3
                                          and  TVIM-4  in  his   capacity  as  a
                                          general partner thereof,  on behalf of
                                          TVI-3,  in his  capacity  as a general
                                          partner   of  TVIM  3,  which  is  the
                                          general partner of TVI-3, on behalf of
                                          TVI-4,  in his  capacity  as a general
                                          partner  of   TVIM-4,   which  is  the
                                          general partner of TVI-4, on behalf of
                                          TVIP-4,  in his  capacity as a general
                                          partner  of   TVIM-4,   which  is  the
                                          general  partner of TVIP-4,  on behalf
                                          of  TVIA-4,   in  his  capacity  as  a
                                          general  partner of  TVIM-4,  which is
                                          the general partner of TVIA-4,  and on
                                          behalf of TVIA-4 1988, in his capacity
                                          as a general partner of TVIM-4,  which
                                          is the general partner of TVIA-4 1988.




/s/ Robert C. Kagle                       /s/ Mark G. Wilson
-------------------------                 ------------------------------
ROBERT C. KAGLE                           MARK G. WILSON


/s/ David F. Marquardt                    /s/ John R. Johnston
-------------------------                 ------------------------------
DAVID F. MARQUARDT                        JOHN R. JOHNSTON


/s/ Burton J. McMurtry
-------------------------
BURTON J. MCMURTRY